Exhibit 99.1

NEWS RELEASE	CONTACT: David Peuse
FOR IMMEDIATE RELEASE	(715) 839-2146

NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES

INCREASED THIRD QUARTER 2020 SALES

Eau Claire, Wisconsin (October 23, 2020) -- National Presto Industries, Inc. (NYSE: NPK) announced today third quarter sales and earnings, as shown in the table below. Net earnings per share have been computed on the basis of the weighted average number of common shares outstanding for the respective periods.

In response to questions about the sales and earnings figures, Maryjo Cohen, President, stated, “Third quarter 2020 net sales increased $15.9 million to $93.9 million (20.4%) from 2019 levels. Housewares/Small Appliance net sales were up 25.8% due to the cooking at home trend that began with the COVID-19 shutdowns. That trend has triggered increased demand for the cookware and appliances the company designs and markets. The Defense segment’s shipments were up 18.2% because of additional shipments from its backlog. Comparative net earnings were down $4.3 million or 25.9%.Two significant and extraneous third quarter 2019 events overshadowed what would otherwise have been strong comparative operating results from both of these segments. The first was a favorable $9.4 million negotiated termination of a commercial foreign military supply contract, while the second was a $2.3 million settlement of a lawsuit pertaining to the discontinued Absorbent Products segment. As expected, the two start-up businesses, Rusoh and OneEvent, operated at a loss. Portfolio earnings declined due to the Federal Reserve Board’s response to the COVID-19 shutdowns in which it reduced its reserve rate to 2008 levels to a target of 0% to 0.25%.”

The Company also announced that the Company’s Audit Committee of the Board of Directors with the approval of the Board of Directors has determined to engage RSM US LLP (“RSM”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021. Its current audit firm, BDO USA, LLP (“BDO”), will complete the audit for the 2020 calendar year. The decision to change audit firms was not related to any disagreement with BDO on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, but instead stemmed from a 2015 Audit Committee resolution to issue a request for bid of the Company’s independent audit work no less frequently than once every five years.

National Presto Industries, Inc. operates in three business segments. The Housewares/Small Appliance segment designs and sells small household appliances and pressure cookers under the PRESTO® brand name. The segment is recognized as an innovator of new products. The Defense segment manufactures a variety of products, including medium caliber training and tactical ammunition, energetic ordnance items, fuzes, and cartridge cases. The Safety Segment currently consists of two startup companies. The first is Rusoh, Inc., which designs and markets the Rusoh® Eliminator® fire extinguisher, the first self-service fire extinguisher. The second is OneEvent Technologies, Inc. It offers systems that provide early warning of conditions that, if not corrected, would cause significant losses.

	THREE MONTHS ENDED
	Sept. 27, 2020	Sept 29, 2019
Net Sales	$93,937,000	$78,006,000
Earnings from Continuing Operations	$12,138,000	$14,712,000
Earnings from Discontinued Operations	$0	$1,677,000
Net Earnings	$12,138,000	$16,389,000
Net Earnings Per Share	$1.72	$2.33
Weighted Shares Outstanding	7,041,000	7,020,000

	NINE MONTHS ENDED
	Sept. 27, 2020	Sept. 29, 2019
Net Sales	$246,705,000	$213,601,000
Earnings from Continuing Operations	$33,017,000	$28,816,000
Earnings from Discontinued Operations	$0	$1,680,000
Net Earnings	$33,017,000	$30,496,000
Net Earnings Per Share	$4.69	$4.35
Weighted Shares Outstanding	7,036,000	7,018,000

This release contains “forward looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. In addition to the factors discussed above, other important risk factors are delineated in the Company’s various SEC filings.